Exhibit 99.1

Cancer Genetics Reports Second Quarter 2018 Financial Results
and Provides Strategic Business Updates

Conference call at 8:30 a.m. ET, Tuesday, August 14, 2018

RUTHERFORD, N.J., August 14, 2018 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for immuno-oncology and genomic medicine through molecular markers and diagnostics, today announced financial and operating results for the second quarter ended June 30, 2018 as well as an update on its strategic direction and key organizational initiatives.

John A. Roberts, Chief Executive Officer of Cancer Genetics said, “During the second quarter of 2018, we made significant advances in reorienting the company and are continuing to take the necessary steps to increase the efficiency of our overall business portfolio and accelerate our path to profitability.

“We are making good progress in consolidating the operations of our West Coast molecular profiling laboratory and moving these capabilities to our facilities in New Jersey and North Carolina. We believe that the consolidation of the Los Angeles facility will reduce our operating expenses, making a positive contribution towards our cost structure consistent with our growth and transformation strategy for 2018 and beyond.”

Mr. Roberts added, “To supplement our efforts aimed at growing our biopharma business, we strengthened our management team with the appointment of Michael McCartney as the company’s Chief Commercial Officer. Michael will be responsible for overseeing our commercial strategy and leading the Company’s business development initiatives. To that end, I am particularly pleased with the recent developments in our biopharma channel strategy with an increased velocity of project work with our channel partner firms. We have a solid, collaborative foundation stemming from previous partnership agreements signed in 2016, and have recently begun expanding the scope of our work with these partners.”

Mr. Roberts concluded, “On the financial front, we recently completed a convertible note financing and raised $2.5 million to support the execution of our 2018 transformation and strategic plan to reorganize our business and position the company for future growth. Further, our engagement with Raymond James as a financial advisor in evaluating strategic options continues to progress, as we have been engaged in discussions regarding several potential transactions and hope to make an announcement concerning these developments in the near future. Overall, we are committed to executing on our growth strategy and remain focused on making CGI a premier company in the precision oncology arena.”

SECOND QUARTER 2018 AND RECENT OPERATIONAL HIGHLIGHTS

●	Strengthened leadership team with appointment of Michael McCartney as Chief Commercial Officer.

●	Completed sale of wholly-owned subsidiary BioServe Biotechnologies (India) Private Limited to REPROCELL for $1.9 million in April 2018.

●	Raised $2.5 million through a convertible note financing in July 2018.

●	Progressed the consolidation of the West Coast molecular profiling laboratory and relocation of most of these activities to New Jersey and North Carolina laboratories, as part of 2018 transformation strategy. The consolidation of this facility is currently expected to be complete by the end of the third quarter, and reduce operating expenses by over $4 million annually once completed.

SECOND QUARTER 2018 FINANCIAL RESULTS

The Company reported total revenue of $7.0 million for the second quarter of 2018 compared to revenue of $6.6 million in second quarter of 2017, an increase of 7% or $0.4 million.

Biopharma services revenue totaled $3.6 million in the second quarter, compared to $3.3 million during the second quarter 2017. Biopharma projects are dependent on the timing, size and duration of our contracts with pharmaceutical and biotech companies and clinical research organizations, and can fluctuate in comparable periods. The Company increased the number of clinical studies and trials it is supporting to 342, up from 170 in Q2 2017. The Company’s booking-to-billing ratio for Q2 2018 was 2.5.

Clinical Services revenue decreased by approximately $1 million in the second quarter of 2018 compared to the same period in 2017, from $3.1 million to $2.1 million.

The Company’s Discovery Services contributed $1.3 million in revenue for the second quarter of 2018 driven by our acquisition of vivoPharm in August of 2017. This represents an increase of approximately $1.0 million as compared to $0.3 million in revenue for the second quarter of 2017.

Gross profit margin was 31% or $2.2 million in Q2 2018, compared to 39% or $2.6 million in the second quarter 2017.

Total operating expenses for the second quarter of 2018 were approximately $7.4 million, an increase of 30% compared to $5.7 million during the second quarter of 2017, principally due to restructuring costs of $0.7 million, an increase in our professional fees of $0.5 million related to recent financing and M&A activities, an increase in our bad debt expense of $0.2 million, and an increase in our selling expenses of $0.1 million.

Net loss was $3.6 million or $0.13 per share for the second quarter of 2018, compared to a net loss of $2.8 million or $0.16 per share for the second quarter of 2017.

Cash and cash equivalents as of June 30, 2018 totaled $1.6 million, compared to $4.0 million as of March 31, 2018. In July 2018, the Company closed a convertible note financing generating net proceeds of approximately $2.5 million.

As announced previously, the Company engaged Raymond James & Associates, Inc. as a financial advisor to assist with evaluating options for the Company’s strategic direction. These options may include raising additional capital, the acquisition of another company and / or complementary assets, the sale of the Company, or another type of strategic partnership.

CONFERENCE CALL & WEBCAST

Tuesday, August 14, 2018, 8:30 a.m. Eastern Time
Domestic:	800-289-0438
International:	323-794-2423
Conference ID:	1766530
Webcast:	http://public.viavid.com/index.php?id=130945

Replay – Available through August 28, 2018
Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	1766530

ABOUT CANCER GENETICS

Cancer Genetics, Inc. is a leader in enabling precision medicine in oncology from bench to bedside through the use of oncology biomarkers and molecular testing. CGI is developing a global footprint with locations in the US, Australia and China. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.

The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding future financial and/or operating results and potential for our tests and services, and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from consolidation efforts and/or acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, uncertainties with respect to evaluating strategic options, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2017 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACTS:

Lee Roth

The Ruth Group

Tel: 646-536-7012

Email: lroth@theruthgroup.com

Media:

Kirsten Thomas

The Ruth Group

Tel: 508-280-6592

Email: kthomas@theruthgroup.com

Cancer Genetics, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands, except par value)

	June 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,601	$9,541
Accounts receivable, net of allowance for doubtful accounts of 2018 $7,401; 2017 $6,539	9,357	10,958
Other current assets	3,245	2,707
Total current assets	14,203	23,206
FIXED ASSETS, net of accumulated depreciation	4,742	5,550
OTHER ASSETS
Restricted cash	350	350
Patents and other intangible assets, net of accumulated amortization	4,276	4,478
Investment in joint venture	243	246
Goodwill	17,257	17,992
Other	300	399
Total other assets	22,426	23,465
Total Assets	$41,371	$52,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$9,778	$8,715
Obligations under capital leases, current portion	322	272
Deferred revenue	2,004	516
Line of credit	3,438	4,137
Term note, current portion	6,000	6,000
Total current liabilities	21,542	19,640
Obligations under capital leases	564	624
Deferred rent payable and other	304	360
Warrant liability	1,134	4,403
Deferred revenue, long-term	547	429
Total Liabilities	24,091	25,456
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 27,726 and 27,754 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	3	3
Additional paid-in capital	162,575	161,527
Accumulated other comprehensive income	134	69
Accumulated (deficit)	(145,432)	(134,834)
Total Stockholders’ Equity	17,280	26,765
Total Liabilities and Stockholders’ Equity	$41,371	$52,221

Cancer Genetics, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$7,036	$6,604	$14,703	$13,570
Cost of revenues	4,853	4,034	9,935	8,243
Gross profit	2,183	2,570	4,768	5,327
Operating expenses:
Research and development	673	989	1,354	2,099
General and administrative	5,419	3,529	10,679	7,006
Sales and marketing	1,341	1,165	2,932	2,136
Total operating expenses	7,433	5,683	14,965	11,241
Loss from operations	(5,250)	(3,113)	(10,197)	(5,914)
Other income (expense):
Interest expense	(577)	(253)	(816)	(447)
Interest income	(1)	10	20	27
Change in fair value of acquisition note payable	64	13	81	(219)
Change in fair value of warrant liability	2,154	577	2,846	(6,717)
Other income (expense)	(23)	—	(23)	(46)
Total other income (expense)	1,617	347	2,108	(7,402)
Loss before income taxes	(3,633)	(2,766)	(8,089)	(13,316)
Income tax (benefit)	—	—	—	(970)
Net (loss)	$(3,633)	$(2,766)	$(8,089)	$(12,346)
Basic net (loss) per share	$(0.13)	$(0.14)	$(0.30)	$(0.64)
Diluted net (loss) per share	$(0.13)	$(0.16)	$(0.30)	$(0.64)
Basic weighted-average shares outstanding	27,049	19,697	27,049	19,301
Diluted weighted-average shares outstanding	27,049	20,663	27,049	19,301

Net (loss)	(3,633)	(2,766)	(8,089)	(12,346)
Foreign currency translation gain	85	—	65	—
Comprehensive (loss)	(3,548)	(2,766)	(8,024)	(12,346)